EXHIBIT 21

         SUBSIDIARIES OF THE REGISTRANT:

         1.       All Aboard Services, Inc., A Florida Corporation

         2.       Fun Trains, Inc., A Florida Corporation

         3.       Destination Railways, Inc., A Florida Corporation

         4. The Durango & Silverton Narrow Gauge Railroad Company, A Colorado Corporation

         5. The Durango & Silverton Railroad Scenic Tour Bus Company, A Florida Corporation

         6.       Florida Fun-Train, Inc., A Florida Corporation